UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Form 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2026

Oil States International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-16337	76-0476605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002

Registrant’s telephone number, including area code: (713) 652-0582

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	OIS	New York Stock Exchange
NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Executive Officer Succession
On March 19, 2026, Cindy B. Taylor, notified the Board of Directors (the “Board”) of Oil States International, Inc. (the “Company”) of her intention to retire from her positions as the Company’s President and Chief Executive Officer (“CEO”), effective as of May 1, 2026 (the “Retirement Date”). Also on March 19, 2026, Ms. Taylor notified the Board that she intends to resign from the Board effective as of the Retirement Date. Ms. Taylor’s retirement is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Ms. Taylor is expected to continue her relationship with the Company in a consulting role through October 31, 2026, on consulting terms to be agreed upon.
On March 20, 2026, the Board appointed Lloyd A. Hajdik, the Company’s current Executive Vice President, Chief Financial Officer and Treasurer, to succeed Ms. Taylor as CEO, effective May 1, 2026. In connection with Mr. Hajdik’s appointment as CEO, the Board appointed Mr. Hajdik to the Board, effective May 1, 2026. At this time no changes have been made to Mr. Hajdik’s compensation arrangements.
Mr. Hajdik, age 60, joined the Company in December 2013. He has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2016 and as our Senior Vice President, Chief Financial Officer and Treasurer from December 2013 to May 2016. Prior to joining the Company, he served as the Chief Financial Officer of GR Energy Services, LLC, a privately-held oilfield services entity, from September to November 2013. From December 2003 to April 2013, Mr. Hajdik served in various financial management roles with Helix Energy Solutions Group, Inc. (“Helix”), most recently as Senior Vice President – Finance and Chief Accounting Officer. Prior to joining Helix, Mr. Hajdik served in a variety of accounting and finance related roles of increasing responsibility with Houston-based companies, including NL Industries, Inc., Compaq Computer Corporation (now Hewlett Packard), Halliburton Company, Cliffs Drilling Company and Shell Oil Company. Mr. Hajdik was with Ernst & Young LLP in the audit practice from 1989 to 1995. Mr. Hajdik is an Advisory Board Member for the Energy Workforce & Technology Council, a Certified Public Accountant and a member of Financial Executives International.
There are no family relationships between Mr. Hajdik and any Board member or executive officer, and there have been no transactions between Mr. Hajdik or any of his immediate family members and the Company or any of its subsidiaries that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act at this time.
Chief Financial Officer Succession
On March 20, 2026, the Board appointed Matthew E. Autenrieth, the Company’s current Vice President of Finance and Assistant Treasurer, to succeed Mr. Hajdik as Executive Vice President, Chief Financial Officer and Treasurer, effective as of May 1, 2026. At this time no changes have been made to Mr. Autenrieth’s compensation arrangements.
Mr. Autenrieth, age 42, joined the Company in December 2007. He has served as our Vice President of Finance and Assistant Treasurer since May 2025, Director, Corporate Planning and Development from May 2020 to May 2025, and Corporate Development Manager from June 2016 to May 2020. Mr. Autenrieth is responsible for the Company’s treasury administration, corporate development, risk management, and financial planning and analysis functions as a trusted advisor to the executive management team. In this capacity and throughout his tenure with the Company, Mr. Autenrieth has held positions of increasing levels of responsibility. He has played a critical role in management of the Company’s lender relationships, credit facilities and other debt financing initiatives, evaluation and execution of numerous strategic acquisitions and divestitures, development of long-term strategic forecasting and financial modeling initiatives and management of the Company’s business risk insurance portfolio. Mr. Autenrieth holds an M.B.A. and a B.B.A. in Finance from Houston Christian University.
In connection with Mr. Autenrieth’s appointment, the Company will enter into an indemnification agreement with Mr. Autenrieth similar to the indemnification agreement entered into with all other executive officers of the Company, the form of which is filed as Exhibit 10.14 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC on November 5, 2004.
There are no family relationships between Mr. Autenrieth and any Board member or executive officer, and there have been no transactions between Mr. Autenrieth or any of his immediate family members and the Company or any of its subsidiaries that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act at this time.
Item 8.01 Other Events.
A copy of the press release, dated March 23, 2026, announcing the leadership changes summarized above is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release dated March 23, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OIL STATES INTERNATIONAL, INC.
(Registrant)

Date:	March 23, 2026	By:	/s/ LLOYD A. HAJDIK
Lloyd A. Hajdik
Executive Vice President, Chief Financial Officer & Treasurer